Exhibit 10.35

FORM OF

SECOND AMENDED AND RESTATED SERIES A INVESTORS RIGHTS AGREEMENT

BY AND AMONG

KOCH SV INVESTMENTS, LLC,

THE OTHER HOLDERS PARTY HERETO,

PRIME SECURITY SERVICES TOPCO PARENT GP, LLC,

PRIME SECURITY SERVICES TOPCO PARENT, L.P.,

ADT INC.

AND,

SOLELY FOR PURPOSES OF SECTIONS 1.3, 1.7, 1.8 AND

ARTICLES II AND III,

AP VIII PRIME SECURITY SERVICES HOLDINGS, L.P.

Dated as of [•], 2018

LIST OF EXHIBITS

EXHIBIT A Joinder

EXHIBIT B Disqualified Persons

EXHIBIT C Immaterial Subsidiaries

EXHIBIT D Affiliate Joinder

ii

SECOND AMENDED AND RESTATED SERIES A INVESTORS RIGHTS AGREEMENT

This SECOND AMENDED AND RESTATED SERIES A INVESTORS RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2018, is made by and among Koch SV Investments, LLC, a Delaware limited liability company (the “Purchaser”), each Person that is the holder of record of at least one Share (a “Holder”), including any Person who becomes a party hereto by the execution of a joinder agreement substantially in the form attached hereto as Exhibit A (a “Joinder”), Prime Security Services TopCo Parent GP, LLC, a Delaware limited liability company (the “General Partner”), Prime Security Services TopCo Parent, L.P., a Delaware limited partnership (“Parent”), ADT Inc., a Delaware corporation (the “Company”), and, solely for purposes of Sections 1.3, 1.7, 1.8 and Articles II and III (for purposes of the definitions used in the Sections of this Agreement to which the Member (as defined below) is a party), AP VIII Prime Security Services Holdings, L.P., a Delaware limited partnership (the “Member”), and each Affiliate of the Member, the General Partner, Parent or the Company who becomes a party hereto by the execution of a joinder agreement substantially in the form attached hereto as Exhibit D (each such Affiliate, together with the Purchaser, each other Holder, the Member, the General Partner, Parent and the Company, the “Parties”).

PRELIMINARY STATEMENTS

A. The Company has issued and sold to the Purchaser, and the Purchaser has purchased from the Company, 750,000 Shares on the terms and subject to the conditions set forth in the Securities Purchase Agreement, dated as of the Closing Date, by and among the Purchaser, Parent and the Company.

B. The Company has filed with the Secretary of State of the State of Delaware the Amended and Restated Series A Certificate of Designation, which sets forth the rights, preferences, powers, and the qualifications, restrictions and limitations, of the Series A Preferred Securities.

C. The Parties each desire to enter into this Agreement to amend and restate the Amended and Restated Series A Investors Rights Agreement, and to establish certain additional rights, preferences, powers, and qualifications, restrictions and limitations, of the Series A Preferred Securities.

The Parties agree as follows:

ARTICLE I

ADDITIONAL RIGHTS, PREFERENCES, POWERS, AND QUALIFICATIONS, RESTRICTIONS AND LIMITATIONS, OF THE SERIES A PREFERRED SECURITIES

SECTION 1.1 DRD Gross-Up; Extraordinary Dividends.

(a) If, from and after the first anniversary of the Closing Date, any amounts treated for U.S. federal income tax purposes as distributions with respect to the Shares, including any deemed distributions under Section 305(c) of the Code and including, for the avoidance of doubt, any Deemed Dividend Gross-Up Payment, are taken into account for U.S. federal income tax purposes by a DRD Holder for any taxable period in which such DRD Holder, directly or indirectly, held such Shares (such distributions, “Distributions”) and such Distributions are treated as distributions with respect to which such DRD Holder does not receive the benefit of the dividends received deduction under Section 243 of the Code solely as a result of the Company not having sufficient “earnings and profits” for U.S. federal income tax purposes (such portion of such Distributions, the “Non-DRD Amount”), then, at the Relevant Time, the Company shall pay to such DRD Holder an amount equal to the quotient of (i) the product of (A) the sum of (1) the highest federal marginal income tax rate applicable to corporations at such time and (2) 3.00% (such sum, the “Hypothetical Tax Rate”) and (B) any portion of the Non-DRD Amount for which Section 243 of the Code, as in effect at the time of such Distribution, would have provided a deduction at the time of such DRD Holder’s receipt of such Distribution for a corporation owning directly or indirectly the same vote and value as such DRD Holder with respect to the Company to the extent such Distribution would otherwise have been a dividend entitled to a dividends received deduction under Section 243 of the Code, as then in effect, divided by (ii) one minus the Hypothetical Tax Rate (such quotient being the “DRD Gross-Up Payment”). For the avoidance of doubt, no DRD Gross-Up Payment shall be payable with respect to any Non-DRD Amount (A) to the extent the Non-DRD Amount has previously been taken into account in making a payment under this Section 1.1, including to the extent any Extraordinary Deemed Dividend was previously included in the determination of a Deemed Dividend Gross-Up Payment, or (B) if such DRD Holder (or an Affiliate of such DRD Holder, if such Affiliate was a DRD Holder at the time of such Distribution) did not, directly or indirectly, hold Beneficial Ownership of such Shares at the time of such Distribution; provided that, for the avoidance of doubt, a DRD Holder that did not, directly or indirectly, hold Beneficial Ownership of such Shares at the time of such Distribution shall receive no payment pursuant to this Section 1.1 with respect to a Distribution that has already been taken into account in making a payment under this Section 1.1 (regardless of whether such payment was made to another Person).

(b) A DRD Gross-Up Payment shall be due and payable on the later of (i) the 90th day after delivery of written notice by the DRD Holder to the Company that the Relevant Time has occurred (including any supporting information reasonably necessary to calculate the DRD Gross-Up Payment) or (ii) the due date of the Company’s federal income tax return for the year of the Distribution, including extensions (such date, the “DRD Gross-Up Payment Due Date”), and failure to make such DRD Gross-Up Payment on the DRD Gross-Up Payment Due Date shall constitute an Event of Default.

(c) Prior to the second anniversary of the Closing Date, the Company shall not declare or pay any cash Dividend or make any other payment that is treated as a dividend under the Code to the extent that such cash Dividend or such other payment would constitute an “extraordinary dividend” to any DRD Holder under Section 1059(c)(1) of the Code (an “Extraordinary Dividend”).

(d) If, prior to the third anniversary of the Closing Date, the Company decides to declare or pay a Dividend or make any other payment that is treated as a dividend under the Code, the Company shall reasonably determine in good faith whether such payment would constitute, or cause any prior payment to constitute, an Extraordinary Dividend and shall provide such determination and its reasonably detailed support therefor to each Holder. Each Holder shall have 15 days to review such determination and support and shall have the right to notify the Company within such 15 day period of its own determination as to whether such payment would constitute an Extraordinary Dividend. The failure to provide such notice within such 15 day period shall be deemed to constitute such Holder’s agreement with the Company’s determination.

(e) If the Company redeems some or all of the Shares prior to the third anniversary of the Closing Date, and, solely as a result of the payment of the Redemption Price, any Distribution from and after the first anniversary of the Closing Date that is a deemed distribution under Section 305(c) of the Code constitutes an Extraordinary Dividend (each an “Extraordinary Deemed Dividend”), then, at the Relevant Time, the Company shall pay to the relevant DRD Holder an amount equal to the lesser of (I) the quotient of (i) the product of (A) the Hypothetical Tax Rate and (B) any portion of the Extraordinary Deemed Dividend for which Section 243 of the Code, as in effect at the time of the deemed distribution, would have provided a deduction at the time of such DRD Holder’s receipt of such deemed distribution for a corporation owning directly or indirectly the same vote and value as such DRD Holder with respect to the Company to the extent such deemed distribution would otherwise have been a dividend entitled to a dividends received deduction under Section 243 of the Code, as then in effect, divided by (ii) one minus the product of (A) the Hypothetical Tax Rate and (B) a percentage equal to one minus the percentage of any dividend for which Section 243 of the Code, as then in effect, would have provided a deduction for a corporation owning directly or indirectly the same vote and value as such DRD Holder with respect to the Company, and (II) $6,500,000 (such amount being the “Deemed Dividend Gross-Up Payment”).

SECTION 1.2 Affirmative Covenants. The Company shall, and shall cause each of its Subsidiaries to (unless the prior affirmative vote or written consent of the Preferred Majority Holder has been obtained):

(a) Existence. Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except, in the case of a Subsidiary of the Borrower, (i) where the failure to do so would not reasonably be expected to have a Material Adverse Effect, (ii) as otherwise permitted under Section 6.05 of the First Lien Credit Agreement as in effect on the Closing Date and the Second Lien Credit Agreement as in effect on the Closing Date, and (iii) for the liquidation or dissolution of Subsidiaries of the Borrower if the assets of such Subsidiaries to the extent they exceed estimated liabilities are acquired by the Borrower or a Wholly Owned Subsidiary of the Borrower in such liquidation or dissolution.

(b) Financial Statements, Reports, etc. So long as the Minimum Hold Condition is satisfied, furnish to the Holders (or, with respect to Section 1.2(b)(iii), use its reasonable best efforts to furnish to the Preferred Majority Holder):

(i) within 90 days after the end of each fiscal year (commencing with the fiscal year ending December 31, 2017), a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Borrower and its Subsidiaries as of the close of such fiscal year and the consolidated results of their operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity shall be accompanied by customary management’s discussion and analysis and audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall not be qualified as to scope of audit or as to the status of the Borrower or any of its Material Subsidiaries as a going concern, other than solely with respect to, or resulting solely from, an upcoming maturity date under any series of Indebtedness occurring within one year from the time such opinion is delivered or any potential inability to satisfy a financial maintenance covenant on a future date or in a future period) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP (it being understood that the delivery by the Company of annual reports on Form 10-K of the Borrower and its consolidated Subsidiaries shall satisfy the requirements of this Section 1.2(b)(i) to the extent such annual reports include the information specified herein), and unaudited consolidating information that explains in reasonable detail the material differences, if any, between the information relating to the Borrower and its Subsidiaries, on the one hand, and the information relating to the Company and its Subsidiaries on a standalone basis, on the other hand;

(ii) within 45 days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ending March 31, 2017), a consolidated balance sheet and related statements of operations and cash flows showing the financial position of the Borrower and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year and, starting with the fiscal quarter ending March 31, 2017, setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail, which consolidated balance sheet and related statements of operations and cash flows shall be accompanied by customary management’s discussion and analysis and which consolidated balance sheet and related statements of operations and cash flows shall be certified by a Financial Officer of the Company on behalf of the Company as fairly presenting, in all material respects, the financial position and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) (it being understood that the delivery by the Company of quarterly reports on Form 10-Q of the Borrower and its consolidated Subsidiaries shall satisfy the requirements of this Section 1.2(b)(ii) to the extent such quarterly reports include the information specified herein), and unaudited consolidating information that explains in reasonable detail the material differences, if any, between the information relating to the Borrower and its Subsidiaries, on the one hand, and the information relating to the Company and its Subsidiaries on a standalone basis, on the other hand;

(iii) commencing on the date that is one month following the Agreement Date, the standard monthly reporting package showing the financial position of the Borrower and its Subsidiaries, solely to the extent prepared internally by management;

(iv) (x) concurrently with any delivery of financial statements under Section 1.2(b)(i) or Section 1.2(b)(ii) above, a certificate of a Financial Officer of the Company (A) certifying that no Event of Default has occurred since the date of the last certificate delivered pursuant to this Section 1.2(b)(iv) or, if such an Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (B) setting forth computations in reasonable detail satisfactory to the Holders demonstrating compliance with the Financial Covenant and (y) concurrently with any delivery of financial statements under Section 1.2(b)(i) above, if the accounting firm is not restricted from providing such a certificate by its policies office, a certificate of the accounting firm opining on or certifying such statements stating whether they obtained knowledge during the course of their examination of such statements of any Event of Default (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations);

(v) promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by any Holder, other materials filed by the Member, the General Partner, Parent, the Company or any of its Subsidiaries with the Securities and Exchange Commission or, after an Initial Public Offering, distributed to its equity holders generally, as applicable; provided that such reports, proxy statements, filings and other materials required to be delivered pursuant to this Section 1.2(b)(v) shall be deemed delivered for purposes of this Agreement when posted to the website of the Member, the General Partner, Parent, the Company or any of its Subsidiaries or the website of the Securities and Exchange Commission and written notice of such posting has been delivered to the Holders;

(vi) within 90 days (or such later date as the Preferred Majority Holder may agree in its reasonable discretion) after the beginning of each fiscal year (commencing with the fiscal year ending December 31, 2017), a consolidated annual budget for such fiscal year consisting of a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year and the related consolidated statements of projected cash flow and projected income (collectively, the “Budget”), which Budget shall in each case be accompanied by the statement of a Financial Officer of the Company to the effect that the Budget is based on assumptions believed by the Company to be reasonable as of the date of delivery thereof, and information that explains in reasonable detail the material differences, if any, between the information relating to the Borrower and its Subsidiaries, on the one hand, and the information relating to the Company and its Subsidiaries on a standalone basis, on the other hand;

(vii) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Member, the General Partner, Parent, the Company or any of its Subsidiaries, or compliance with the terms of this Agreement, any other Related Agreement or any Loan Document as in each case any Holder may reasonably request (for itself or on behalf of any other such Holder);

(viii) in the event that the Member, the General Partner, Parent, the Company or Holdings reports on a consolidated basis, such consolidated reporting at the Member’s, the General Partner’s, Parent’s, the Company’s or Holdings’ level in a manner consistent with that described in Section 1.2(b)(i) and Section 1.2(b)(ii) for the Borrower (together with a reconciliation showing the adjustments necessary to determine compliance by the Company and its Subsidiaries with the Financial Covenant) shall satisfy the requirements of such paragraphs; and

(ix) at a time mutually agreed with the Preferred Majority Holder after the delivery of the financial statements required pursuant to Section 1.2(b)(i) and Section 1.2(b)(ii) (but not later than 10 Business Days after such delivery), upon request of the Preferred Majority Holder, the Company shall cause appropriate Financial Officers or other officers with reasonably equivalent duties of the Company to participate in one conference call for the Holders to discuss the financial condition and results of operations of the Company and its Subsidiaries for the most recently ended fiscal period.

The Company hereby acknowledges and agrees that all financial statements furnished pursuant to Sections 1.2(b)(i), 1.2(b)(ii) and 1.2(b)(iv) are hereby deemed to be information suitable for distribution, and to be made available, to Public Side Holders as contemplated in the immediately succeeding paragraph and may be treated by the Holders as if the same had been marked “PUBLIC” in accordance with such paragraph.

The Company hereby acknowledges that certain of the Holders may be Public Side Holders (i.e., Holders that do not wish to receive Private Holder Information). The Company hereby agrees that it will use commercially reasonable efforts to identify that portion of the materials and/or information provided by or on behalf of the Company hereunder (collectively, “Company Materials”) that may be distributed to Public Side Holders and that (i) all such Company Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof and (ii) by marking Company Materials “PUBLIC”, the Company shall be deemed to have authorized the Holders to treat such Company Materials as solely containing information that is Public Holder Information.

(c) Litigation and Other Notices. Furnish to the Holders written notice of the following promptly after any Responsible Officer of the Company, Holdings or the Borrower obtains actual knowledge thereof:

(i) any Event of Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(ii) the filing or commencement of, or any written threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Member, the General Partner, Parent, the Company or any of its Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(iii) any other development specific to the Member, the General Partner, Parent, the Company or any of its Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect; and

(iv) the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect.

In addition, the Company shall use its commercially reasonable efforts to furnish to the Holders, concurrently with the furnishing thereof (but in any event, will promptly furnish, and in any event, not later than five Business Days following the furnishing thereof) to any arranger, bookrunner, purchaser, administrative agent, collateral agent, trustee, lender, holder or any Person acting in a similar capacity under the definitive agreements governing any Senior Debt, any material notice, statement or report furnished which is not otherwise required to be delivered hereunder.

(d) Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with GAAP (including records necessary to calculate the Company’s “earnings and profits” for U.S. federal, state and local income tax purposes until the expiration of the applicable statute of limitations) and, so long as the Minimum Hold Condition is satisfied, permit the Preferred Majority Holder and its Representatives or, upon the occurrence and during the continuance of an Event of Default, any Representative of the Holders of at least 25.0% of the Accumulated Stated Value (the “Required Holders”), to visit and inspect the financial records and the properties of the Company or any of its Subsidiaries at reasonable times, upon reasonable prior notice to the Company, and as often as reasonably requested (provided that, except upon the occurrence and during the continuance of an Event of Default, the Company shall not be required to permit more than two such visits per fiscal year) and to make extracts from and copies of such financial records, and permit the Preferred Majority Holder and its Representatives or, upon the occurrence and during the continuance of an Event of Default, any Representative of the Required Holders upon reasonable prior notice to the Company to discuss the affairs, finances and condition of the Company or any of its Subsidiaries or any Parent Entity with the officers thereof and independent accountants therefor (so long as the Company, any of its Subsidiaries or any Parent Entity has the opportunity to participate in any such discussions with such accountants). The exercise of the foregoing access, visitation and inspection rights shall be (i) subject to Section 1.7 and, with respect to any Required Holder or any Representative of the Required Holders, if reasonably requested by the Company, the Company’s receipt of a customary executed confidentiality agreement in form and substance reasonably acceptable to the Company, and (ii) at the sole expense of the Preferred Majority Holder or the Required Holders, as the case may be, unless, in the case of this clause (ii), an Event of Default shall have occurred and be continuing.

(e) Restricted Payments. Except for any Permitted Restricted Payment, use all Restricted Payments made to the Company to redeem the Shares in accordance with Section 6 of the Second Amended and Restated Series A Certificate of Designation until all Shares are redeemed in full.

(f) Assistance with Audits. Upon written request of the Preferred Majority Holder to the Company, provide commercially reasonable assistance to the Preferred Majority Holder in order for the Preferred Majority Holder to comply with, and respond to, any audit, including providing reasonable access to information at reasonable times, during normal business hours, necessary or appropriate with respect to the Company, its Affiliates, such audit, the Series A Preferred Securities, the Warrant and the market value of the Series A Preferred Securities and the Warrant, in each case at the sole expense of the Preferred Majority Holder.

SECTION 1.3 Manager Appointment Rights; Observer Designation Rights.

(a) Manager Appointment Rights. So long as the Minimum Hold Condition is satisfied, the Preferred Majority Holder shall have the right to appoint (or cause the appointment of) up to one Manager to the Board of Managers that is a Qualified Representative. Such Manager shall have the rights and obligations of the Managers set forth in the LLC Agreement.

(b) Observer Designation Rights. So long as the Minimum Hold Condition is satisfied, the Preferred Majority Holder shall have the right to designate up to two Observers that are Qualified Representatives, or, if a Manager designated or appointed by the Preferred Majority Holder is then serving on the Board of Managers, up to one Observer that is a Qualified Representative. Such Observers shall have the rights and obligations of the Observers set forth in the LLC Agreement.

(c) Removal. If the Minimum Hold Condition ceases to be satisfied, the Preferred Majority Holder shall remove, or cause the removal of, each Manager and Observer appointed or designated, as applicable, by the Preferred Majority Holder.

(d) Confidentiality. As a Representative of the Preferred Majority Holder, each Manager and Observer appointed or designated, as applicable, by or at the direction of the Preferred Majority Holder pursuant to this Section 1.3 shall have the rights and obligations of a Representative set forth in Section 1.7. In furtherance of the foregoing, the Preferred Majority Holder shall be responsible for any breach or violation of Section 1.7 by any Manager or Observer appointed or designated, as applicable, by the Preferred Majority Holder or at its direction.

(e) Further Assurances. The Member, the General Partner, Parent and the Company shall not, and shall cause each of their respective Subsidiaries and boards of directors and boards of managers not to, establish or employ any committees or subcommittees with the purpose or effect of directly or indirectly circumventing the rights of the Preferred Majority Holder in respect of any Observer or Manager set forth in this Section 1.3. The Member, the General Partner, Parent and the Company shall, and shall cause each of their respective Subsidiaries and boards of directors and boards of managers to, take all actions as may be necessary, appropriate or desirable to give effect to the provisions of this Section 1.3, including having at all times a sufficient number of authorized Managers to permit appointments to the Board of Managers by the Preferred Majority Holder pursuant to this Section 1.3. The Member, the General Partner, Parent and the Company shall promptly notify the Preferred Majority Holder in writing if the Member, the General Partner, Parent, the Company or any of its Subsidiaries transacts any business that is material to any of the General Partner, Parent the Company and its Subsidiaries, taken as a whole, by or through any board of directors or board of managers other than the Board of Managers.

SECTION 1.4 Affiliate Joinder. Each of the Member, the General Partner, Parent and the Company shall cause each of its Affiliates that owns shares of the Common Stock to execute a joinder to this Agreement in the form attached hereto as Exhibit D upon the issuance or transfer of such shares to such Affiliate.

SECTION 1.5 Segregated Account.

(a) At all times until the Shares have been redeemed in full, the Company shall maintain the Segregated Account in a separate bank account, and with a cash balance at least equal to the Minimum Segregated Account Amount. The cash in the Segregated Account shall be used only for the purpose of redeeming Shares in whole or in part from time to time. The Company shall report the balance of the Segregated Account as “Restricted Cash” in its financial statements.

(b) For so long as any Shares are outstanding, within five Business Days after the end of each calendar month, the Company shall (i) certify to the Purchaser in writing that it has complied with the terms of Section 1.5(a) and (ii) provide bank statements setting forth the balance of the Segregated Account for such calendar month. The Company shall provide immediate written notice to the Purchaser of any breach of the terms of Section 1.5(a).

(c) Prior to, or concurrently with, the consummation of any Subsequent Offering, the Company shall add to the Segregated Account an amount in cash necessary to satisfy the Minimum Segregated Account Amount. Within 15 days after the beginning of each calendar quarter, the Company shall add to the Segregated Account an amount in cash necessary to satisfy the Minimum Segregated Account Amount.

(d) The Company shall redeem, within three (3) Business Days, all outstanding Shares for an amount per Share equal to the Redemption Price calculated and paid pursuant to Section 6(b) of the Second Amended and Restated Series A Certificate of Designation upon any breach of its obligations pursuant to Section 1.5(a).

SECTION 1.6 Transfers. The Shares are freely transferable subject to (i) restrictions under applicable securities laws and (ii) the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed); provided that (A) the Company’s prior written consent shall not be required in connection with any transfer to any other Holder or any Affiliate of a Holder, (B) the Company may withhold its consent in its sole and absolute discretion if (1) the aggregate Accumulated Stated Value of Shares to be transferred is less than $25.0 million (unless such transfer would result in the transfer of all Shares held by a Holder or such transfer is to any other Holder or an Affiliate of a Holder) or (2) such transfer would be to a Disqualified Person, and (C) no Holder may transfer any Shares to any Person if the Purchaser or any of its Affiliates would cease to constitute the Preferred Majority Holder as a result of such transfer. No such transfer shall be effective unless and until the transferee shall have executed and delivered to the Company a Joinder in substantially the form attached hereto as Exhibit A (unless such transferee is a Holder at such time). In connection with the transfer of any Share, the Holder thereof shall deliver written notice to the Company describing in reasonable detail such transfer, which shall, if so requested by the Company in writing, be accompanied by an opinion of counsel (which may be in-house counsel) that such transfer may be effected without registration of such Share under the Securities Act. Any transfer in violation of this Section 1.6(a) shall be null and void. For the avoidance of doubt, the Purchaser (and/or any of its Affiliates) shall at all times be the Preferred Majority Holder.

(a) The Company shall keep at its principal office a register for the registration of the Shares. Upon the surrender of any certificate representing any Share at such place, the Company shall, upon the request of the Holder of such certificate, promptly (but in any event within three Business Days after such request) prepare, execute and deliver (at the Company’s expense) new certificates in exchange therefor representing Shares with an aggregate

Stated Value represented by the surrendered certificate. Such certificate shall be registered in the name requested by the Holder of the surrendered certificate and shall represent the Stated Value of the Shares as is requested by the Holder of the surrendered certificate. Dividends shall accumulate on the aggregate Stated Value of the Shares represented by such new certificates from the date on which Dividends have been fully paid on the aggregate Stated Value of the Shares represented by the surrendered certificate. The issuance of such new certificates shall be made without charge to the Holders, and the Company shall pay for any cost incurred by the Company in connection with such issuance, including any documentary, stamp and similar issuance or transfer tax in respect of the preparation, execution and delivery of such new certificates pursuant to this Section 1.6. All transfers and exchanges of the Shares shall be made promptly by direct registration on the books and records of the Company and the Company shall take all such other actions as may be required to reflect and facilitate all transfers and exchanges not prohibited by this Section 1.6.

(b) Upon receipt of evidence in form and substance reasonably satisfactory to the Company (it being understood that an affidavit of the applicable Holder shall be reasonably satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Shares, and in the case of any such loss, theft or destruction, upon receipt of an indemnity in form and substance reasonably satisfactory to the Company (provided that, if the Holder is a financial institution or other institutional investor, its own agreement shall be reasonably satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Company shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the Shares represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

(c) Unless otherwise agreed to by the Company and the applicable Holder, each certificate representing the Shares shall bear a restrictive legend in substantially the form attached hereto as Annex I and shall be subject to the restrictions set forth therein. In addition, such certificate may have notations, additional legends or endorsements required by law, exchange rules or agreements to which the Company and any Holder (in its capacity as a Holder) is subject, if any.

(d) At any time, upon the request of any Holder, the Company shall reasonably assist such Holder in connection with any Resale to a qualified institutional buyer without registration under the Securities Act in accordance with applicable securities laws, including any sale under any of Rule 144, Rule 144A or Regulation S. The Company shall reasonably cooperate with and assist any Holder in connection with a Resale upon reasonable notice and at reasonable times during normal business hours, including by (i) providing direct contact between its senior management and prospective purchasers, (ii) responding to reasonable inquiries of, and providing answers to, prospective purchasers, (iii) providing reasonable assistance in connection with the prospective purchasers’ due diligence review, (iv) hosting one or more meetings of prospective purchasers at the Company’s facilities or such other location selected by the Company and (v) providing all reasonable and customary information and access required to comply with applicable securities laws; provided that the Company’s obligation to assist with any of the foregoing shall (x) be subject to the Company’s receipt of a customary confidentiality agreement executed by any prospective purchaser in form and substance reasonably acceptable to the Company and (y) not be required more than two times in any six month period. Any costs or expenses incurred by the Company in connection with the foregoing shall be borne by such Holder and none of the Company, or any of its Affiliates, representatives or accountants shall be required to prepare any offering materials or to provide any indemnities, representations or warranties, opinions or negative assurance letters to any transferee in connection with any such transfer.

SECTION 1.7 Confidentiality.

(a) Each of the Member, the General Partner, Parent and the Company shall, and shall direct those of its Affiliates and their respective Representatives who have access to Confidential Information, to keep confidential and not disclose any Confidential Information without the express consent of the Preferred Majority Holder, unless:

(i) such disclosure shall be required by applicable law, governmental rule or regulation, court order, administrative or arbitral proceeding or by any bank or insurance regulatory authority having jurisdiction over such Person, its Affiliates or their respective Representatives (so long as, to the extent permitted by law, compulsory legal process, or the rules and requirements of any securities exchange, such Person (x) informs the applicable Holder as promptly as practicable so that such Holder may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement and (y) uses commercially reasonable efforts to obtain confidential treatment or a protective order over such disclosure);

(ii) such disclosure is reasonably required in connection with any tax or other audit involving such Person, its Affiliates or their respective Representatives (so long as, to the extent permitted by law, compulsory legal process, or the rules and requirements of any securities exchange, such Person (x) informs the applicable Holder as promptly as practicable so that such Holder may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement and (y) uses commercially reasonable efforts to obtain confidential treatment or a protective order over such disclosure);

(iii) such disclosure is reasonably required in connection with any claim, demand, action, suit or proceeding against such Person, its Affiliates or their respective Representatives (so long as, to the extent permitted by law, compulsory legal process, or the rules and requirements of any securities exchange, such Person (x) informs the applicable Holder as promptly as practicable so that such Holder may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement and (y) uses commercially reasonable efforts to obtain confidential treatment or a protective order over such disclosure);

(iv) such disclosure is to any of such Person’s Affiliates or Representatives who need to know such information in connection with the Transactions and are informed of the confidential nature of such information and agree to be bound by the confidentiality terms contained in this Section 1.7(a) (or confidentiality restrictions substantially similar to this Section 1.7(a));

(v) such disclosure is made in connection with the enforcement of such Person’s rights hereunder or any other documents relating to the Series A Preferred Securities, the Warrant or any action or proceeding relating to this Agreement, any other Related Agreement, the Series A Preferred Securities, the Warrant or any other documents relating to the Series A Preferred Securities, the Warrant or the enforcement of rights hereunder or thereunder (so long as, to the extent permitted by law, compulsory legal process, or the rules and requirements of any securities exchange, such Person (x) informs the applicable Holder as promptly as practicable so that such Holder may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement and (y) uses commercially reasonable efforts to obtain confidential treatment or a protective order over such disclosure); or

(vi) to any other Party in connection with the Transactions or the Parties’ ongoing relationship with respect to Parent or the Company.

For the avoidance of doubt, any Person disclosing Confidential Information pursuant to the preceding clauses (i) through (vi) above shall furnish only that portion of the Confidential Information that such Person reasonably believes is required to be disclosed for such purpose. Each of the Member, the General Partner, Parent and the Company shall be liable to the Holder(s) for any disclosure in violation of this Section 1.7(a) by its Affiliates and their respective Representatives. The provisions set forth in this Section 1.7(a) and the related definitions shall be given full force and effect by the Parties notwithstanding anything to the contrary herein or in any other Related Agreement. Subject to clauses (i) through (vi) above, none of the Member, the General Partner, Parent or the Company shall disclose any Confidential Information (including this Agreement or any other Related Agreement) to any financing sources, lenders, underwriters, placement agents, investors, co-investors, equity holders, limited partners or any similar Persons without the prior written consent of the Preferred Majority Holder.

(b) Each Holder shall, and shall direct those of its Affiliates and their respective Representatives who have access to Confidential Information, to keep confidential and not disclose any Confidential Information without the express consent of the Company, unless:

(i) such disclosure shall be required by applicable law, governmental rule or regulation, court order, administrative or arbitral proceeding or by any bank or insurance regulatory authority having jurisdiction over such Holder, its Affiliates or their respective Representatives (so long as, to the extent permitted by law, compulsory legal process, or the rules and requirements of any securities exchange, such Holder (x) informs the Member, the General Partner, Parent or the Company, as applicable, as promptly as practicable so that the Member, the General Partner, Parent, or the Company, as applicable, may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement and (y) uses commercially reasonable efforts to obtain confidential treatment or a protective order over such disclosure);

(ii) such disclosure is reasonably required in connection with any tax or other audit involving such Holder, its Affiliates or their respective Representatives (so long as, to the extent permitted by law, compulsory legal process, or the rules and requirements of any securities exchange, such Holder (x) informs the Member, the

General Partner, Parent or the Company, as applicable, as promptly as practicable so that the Member, the General Partner, Parent, or the Company, as applicable, may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement and (y) uses commercially reasonable efforts to obtain confidential treatment or a protective order over such disclosure);

(iii) such disclosure is reasonably required in connection with any claim, demand, action, suit or proceeding against such Holder, its Affiliates or their respective Representatives, or arising out of or in connection with such Holder’s investment in the Company (so long as, to the extent permitted by law, compulsory legal process, or the rules and requirements of any securities exchange, such Holder (x) informs the Member, the General Partner, Parent or the Company, as applicable, as promptly as practicable so that the Member, the General Partner, Parent, or the Company, as applicable, may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement and (y) uses commercially reasonable efforts to obtain confidential treatment or a protective order over such disclosure);

(iv) such disclosure is to any of such Holder’s Affiliates or Representatives who need to know such information in connection with the Transactions or in connection with administering, evaluating or monitoring the investments of such Holder and are informed of the confidential nature of such information and agree to be bound by the confidentiality terms contained in this Section 1.7(b) (or confidentiality restrictions substantially similar to this Section 1.7(b));

(v) such disclosure is to any bona fide actual or potential purchasers, transferees or assignees of the Series A Preferred Securities or the Warrant or any interest therein or to any bona fide direct or indirect contractual counterparty to any swap contract, securitization financing or derivative transaction of such Holder, its Affiliates or their respective Representatives relating to such Holder’s investment in the Series A Preferred Securities and/or the Warrant, in each case, who agree to be bound by the confidentiality terms contained in this Section 1.7(b) (or confidentiality restrictions substantially similar to this Section 1.7(b));

(vi) such disclosure is made in connection with the enforcement of such Holder’s rights hereunder or any other documents relating to the Series A Preferred Securities, the Warrant or any action or proceeding relating to this Agreement, any other Related Agreement, the Series A Preferred Securities, the Warrant or any other documents relating to the Series A Preferred Securities, the Warrant or the enforcement of rights hereunder or thereunder (so long as, to the extent permitted by law, compulsory legal process, or the rules and requirements of any securities exchange, such Holder (x) informs the Member, the General Partner, Parent or the Company, as applicable, as promptly as practicable so that the Member, the General Partner, Parent, or the Company, as applicable, may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement and (y) uses commercially reasonable efforts to obtain confidential treatment or a protective order over such disclosure); or

(vii) to any other Party in connection with the Transactions or the Parties’ ongoing relationship with respect to Parent or the Company.

For the avoidance of doubt, any Person disclosing Confidential Information pursuant to the preceding clauses (i) through (vii) above shall furnish only that portion of the Confidential Information that such Person reasonably believes is required to be disclosed for such purpose. Each Holder shall be liable to the other applicable Party for any disclosure in violation of this Section 1.7(b) by its Affiliates and their respective Representatives. The provisions set forth in this Section 1.7(b) and the related definitions shall be given full force and effect by the Parties hereto notwithstanding anything to the contrary herein or in any other Related Agreement.

(c) Except as otherwise permitted by this Agreement, none of the Parties shall issue any press release or other public statement relating to this Agreement or any other Related Agreement or the transactions contemplated hereby or thereby without the prior written consent of the other Parties identified in such press release or other public statement (such consent not to be unreasonably withheld, provided that the Purchaser may withhold consent, in its sole and absolute discretion, with respect to the terms of this Agreement and any other Related Agreement), except that the Holders may disclose the existence of this Agreement and the other Related Agreements and information about this Agreement and the other Related Agreements to service providers to the Holders solely in connection with the administration and management of this Agreement, any other Related Agreement, the Series A Preferred Securities or the Warrant or, subject to confidentiality restrictions reasonably acceptable to the Company, to underwriters’ counsel in connection with due diligence in connection with any bona fide underwritten public offering. Each Party shall consult with each other Party prior to making any filings with any third party or any Governmental Authority (including any national securities exchange) with respect thereto, in all cases except as required by applicable law or by request of any Governmental Authority with jurisdiction over the applicable Party, except that any Party making any such filing shall provide the other Party or Parties, as applicable, reasonable advance notice and a copy of any Form 8-K or other filing made with the Securities and Exchange Commission or any national securities exchange by such filing Party or any of its Affiliates or Representatives that references any Party, this Agreement, any other Related Agreement or the transactions contemplated hereby or thereby and shall consider in good faith any reasonable comments delivered in writing to such filing Party by the other Party or Parties, as applicable, provided further that, the Company may file the Second Amended and Restated Certificate of Designation and this Agreement with the Securities and Exchange Commission and any national securities exchange in connection with an Initial Public Offering.

(d) Each of the Member, the General Partner, Parent and the Company grants each Holder the right to download copies of its and its Affiliates’ corporate logos from their respective websites and use such logos in any presentations and other promotional and marketing materials for the sole purpose of disclosing its investment in Parent and/or the Company, including on any Holder’s webpage or similar place for dissemination of customary information on the Internet or worldwide web about its investments.

(e) Notwithstanding anything to the contrary herein, to the extent required by applicable Treasury Regulations, each Party (and each of their respective Representatives) may disclose to any Person, without limitation, the tax treatment and tax structure of the Transactions and all materials of any kind (including opinions and other tax analyses) that are provided to any such Party relating to such tax treatment and tax structure; provided that, notwithstanding the foregoing, any such information or materials shall remain subject to the confidentiality provisions of this Section 1.7 to the extent reasonably necessary to enable the Parties and their respective Affiliates and their respective Representatives, stockholders and other equity holders to comply with applicable securities laws. As used in this Section 1.7, “tax structure” shall mean any facts relevant to the federal income tax treatment of the Transactions, but does not include information relating to the identity of any of the Parties or their respective Affiliates or any of their respective Representatives.

SECTION 1.8 Expenses; Indemnity.

(a) Each of the General Partner, Parent and the Company agrees to pay, jointly and severally, (i) all reasonable and documented out-of-pocket expenses (including Other Taxes) incurred by the Purchaser in connection with the preparation of this Agreement and the other Related Agreements, or by the Preferred Majority Holder in connection with the administration of this Agreement and the other Related Agreements and any amendments, modifications or waivers of the provisions hereof or thereof, including the reasonable and documented fees, charges and disbursements of Milbank, Tweed, Hadley & McCloy LLP, counsel for the Purchaser, and, if necessary, the reasonable and documented fees, charges and disbursements of one local counsel per jurisdiction, and (ii) all out-of-pocket expenses (including Other Taxes) incurred by the Purchaser or any Holder in connection with the enforcement of their rights in connection with this Agreement and the other Related Agreements, in connection with the Series A Preferred Securities or the Warrant, including the fees, charges and disbursements of a single counsel for all such Persons, taken as a whole, and, if necessary, a single local counsel in each appropriate jurisdiction for all such Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where such Person affected by such conflict informs the Company of such conflict and thereafter retains its own counsel with the Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed), of another firm for such affected Person).

(b) Each of the General Partner, Parent and the Company agrees to indemnify, jointly and severally, the Purchaser, each Holder, each of their respective Affiliates, successors and assignors, and each of their respective directors, managers, officers, employees, agents, trustees, advisors and members (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements (excluding the allocated costs of in house counsel and limited to not more than one counsel for all such Indemnitees, taken as a whole, and, if necessary, a single local counsel in each appropriate jurisdiction for all such Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Company of such conflict and thereafter retains its own counsel with the Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed), of another firm of counsel for such affected Indemnitee)), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Related Agreement or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) any violation of or liability under Environmental Laws by Parent, the Company or any of its Subsidiaries, (iii) any actual or alleged presence, Release or threatened Release of or exposure to Hazardous Materials at, under, on, from or to any property owned, leased or operated by Parent, the Company or any of its Subsidiaries or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by Parent, the Company or any of its Subsidiaries or Affiliates; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties, (y) arose from a material breach of such Indemnitee’s or any of its Related Parties’ obligations under any Related Agreement (as determined by a court of competent jurisdiction in a final, non-appealable judgment) or (z) arose from any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of Parent, the Company or any of its Subsidiaries or Affiliates and is brought by an Indemnitee against another Indemnitee (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against the Purchaser or any Holder in its capacity as such). None of the Indemnitees (or any of their respective Affiliates) shall be responsible or liable to the Fund, the Fund Affiliates, the Member, the General Partner, Parent, the Company, Holdings, the Borrower or any of their respective Subsidiaries, Affiliates or stockholders or other equity holders or any other Person or entity for any special, indirect, consequential or punitive damages, which may be alleged as a result of the Series A Preferred Securities, the Warrant, any Related Agreement or the Transactions. The provisions of this Section 1.8 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the other Related Agreements, the consummation of the transactions contemplated hereby and thereby, the repayment, redemption or repurchase of any Shares or Units, the invalidity or unenforceability of any term or provision of this Agreement or any other Related Agreement, or any investigation made by or on behalf of the Purchaser or any Holder. All amounts due under this Section 1.8 shall be payable within 15 days after written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c) Except as expressly provided in Section 1.8(a) with respect to Other Taxes, this Section 1.8 shall not apply to any Taxes (other than Taxes that represent losses, claims, damages, liabilities and related expenses resulting from a non-Tax claim).

(d) To the fullest extent permitted by applicable law, the Member, the General Partner, Parent, the Company and their respective Subsidiaries and Affiliates shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Related Agreement or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Share or Units. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Related Agreements or the transactions contemplated hereby or thereby.

(e) The agreements in this Section 1.8 shall survive the repayment, redemption, repurchase, satisfaction or discharge of all Shares and the termination of this Agreement and the other Related Agreements.

ARTICLE II

MISCELLANEOUS

SECTION 2.1 Survival. All acknowledgments, agreements, and covenants of the Member, the General Partner, Parent, and the Company set forth in this Agreement shall survive the expiration or termination of this Agreement (other than any acknowledgment, agreement or covenant contained in Section 1.1(a) and Section 1.1(b)), any other Agreement, any other Related Agreement or the redemption or repurchase of, or any other payment on, the Shares for a period of three years following the date on which all Shares have been redeemed in full; provided that, notwithstanding the foregoing, Section 1.1(a) and Section 1.1(b) shall survive until the expiration of the applicable statute of limitations.

SECTION 2.2 Release. Except to the extent otherwise provided in Section 2.1, in consideration of the agreements of the Preferred Majority Holder, the Member, the General Partner, Parent and the Company contained in this Agreement and in any other Related Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, if the Shares have been redeemed in full pursuant to Article 6 or Article 7 of the Second Amended and Restated Series A Certificate of Designation (including the receipt by the holders thereof of the aggregate Redemption Price), (a) this Agreement and the Second Amended and Restated Series A Certificate of Designation shall automatically be terminated and be of no further force and effect and all obligations thereunder shall automatically be released and (b) (i) the Preferred Majority Holder, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges the Member, the General Partner, Parent and the Company and their present and former shareholders, direct and indirect owners, partners, members, managers, consultants, affiliates, subsidiaries, divisions, predecessors, current or former directors, officers, attorneys, advisors, financial advisors, principals, employees, agents, managed funds representatives and other representatives, together with all such person’s predecessors, successors, heirs, executors and assigns, and all persons acting by, through, under or in concert with any of them (all such persons or entities being hereinafter referred to collectively as the “Company Releasees” and individually as a “Company Releasee”) and (ii) the Member, the General Partner, Parent and the Company, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges the Preferred Majority Holder and its present and former shareholders, direct and indirect owners, partners, members, managers, consultants, affiliates, subsidiaries, divisions, predecessors, current or former directors, officers, attorneys, advisors, financial advisors, principals, employees, agents, managed funds representatives and other representatives, together with such person’s predecessors, successors, heirs, executors and assigns, and all persons acting by, through, under or in concert with any of them (all such persons or entities being hereinafter referred to collectively as the “Holder Releasees” and individually as a “Holder Releasee”), in the case of each of clause (i) and (ii) above, of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, debts, liabilities, reckonings, damages and any and all other claims, counterclaims, defenses, recoupment, rights of setoff, demands and liabilities whatsoever of every name and nature, known or unknown, contingent or mature, suspected or unsuspected, foreseen or unforeseen or liquidated or unliquidated, both at law and in equity, or upon contract or tort or under any state or federal law or otherwise (collectively, “Released Claims”), which the Preferred Majority Holder, the Company or any other party hereto, or any of their respective successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Company Releasees or Holder Releasees or any of them (including, without limitation, any other matter relating to the Company, its affiliates or their operations), in each case, arising out of this Agreement, the Second Amended and Restated Series A Certificate of Designation or the Preferred Securities. For the avoidance of doubt, nothing herein shall release any acknowledgements, agreements and covenants under this Agreement that, pursuant to Section 2.1, survives termination hereof.

SECTION 2.3 Entire Agreement; Parties in Interest. This Agreement (including the annexes and exhibits hereto) and the other Related Agreements constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each Party and their respective successors, legal representatives and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except for the provisions of Sections 1.3, 1.8 and Article II, which shall be enforceable by the beneficiaries contemplated thereby.

SECTION 2.4 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement and notwithstanding the fact that the Parties may be partnerships, limited liability companies, corporations or other entities, each Party covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered by any Person pursuant hereto shall be had against any of Apollo’s, any AP VIII Entity’s, any Party’s or any of the foregoing’s respective Affiliates’ former, current or future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, agents, Affiliates, members, financing sources, managers, general or limited partners or assignees (each a “Related Party” and collectively, the “Related Parties”), in each case other than (subject, for the avoidance of doubt, to the provisions of this Agreement, the LP Agreement and the LLC Agreement) the Parties or any of their respective assignees under this Agreement, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Parties, as such, for any obligation or liability of Apollo, any AP VIII Entity or any Party under this Agreement or any documents or instruments delivered by any Person pursuant hereto for any claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, nothing in this Section 2.4 shall relieve or otherwise limit the liability of each of the Parties, as such, for any breach or violation of its obligations under such agreements, documents or instruments.

SECTION 2.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

SECTION 2.6 Jurisdiction. Each Party irrevocably (a) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, or in the event (but only in the event) that the Delaware Court of Chancery does not have subject matter jurisdiction over such legal action or proceeding, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court for the District of Delaware also does not have subject matter jurisdiction over such legal action or proceeding, any Delaware state court sitting in New Castle County, in connection with any matter based upon or arising out of this Agreement or the actions of the Parties, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement in any court other than the courts of the State of Delaware, as described above. Each of the Parties hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the addresses specified pursuant to Section 2.9, shall be effective service of process for any suit or proceeding in connection with this Agreement. Each Party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 2.6, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which a Party is entitled pursuant to the final judgment of any court having jurisdiction. Each Party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the laws of the State of Delaware and of the United States of America; provided that each such Party’s consent to jurisdiction and service contained in this Section 2.6 is solely for the purpose referred to in this Section 2.6 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.

SECTION 2.7 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER RELATED AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 2.8 Specific Performance; Remedies.

(a) Each Party hereby acknowledges and agrees that the subject matter of this Agreement is unique, that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached and that remedies at law would not be adequate to compensate such other Parties not in default or in breach. Accordingly, each Party agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at law or in equity. The Parties waive any defense that a remedy at law is adequate and any requirement to post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Agreement.

(b) All remedies available under this Agreement, at law or otherwise, shall be deemed cumulative and not alternative or exclusive of other remedies. The exercise by any Party of a particular remedy shall not preclude the exercise of any other remedy.

SECTION 2.9 Notice.

(a) Except as otherwise provided in this Agreement, any notice or other communication required or permitted to be delivered to any Party under this Agreement, the Certificate of Incorporation or Bylaws of the Company, or the General Corporation Law of the State of Delaware shall be in writing and delivered by (i) email or (ii) overnight delivery via a national courier service to the following email address or physical address, as applicable:

If to the Member, the General Partner, Parent or the Company:

c/o Apollo Global Management, LLC

9 West 57th Street, 43rd Floor

New York, New York 10019

Attention: Marc Becker and General Counsel

Email: mbecker@apollolp.com; jsuydam@apollolp.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention: Taurie M. Zeitzer; Gregory A. Ezring; and Tracey A. Zaccone

Email: tzeitzer@paulweiss.com; gezring@paulweiss.com; and tzaccone@paulweiss.com

If to the Purchaser:

Koch SV Investments, LLC

4111 East 37th Street North

Wichita, Kansas 67220

Attention: Brett Watson and Adam Schaeffer

Email: brett.watson@kochind.com; adam.schaeffer@kochps.com

with a copy (which shall not constitute notice) to:

Milbank, Tweed, Hadley & McCloy LLP

28 Liberty Street

New York, New York 10005

Attention: Rod Miller

Email: rdmiller@milbank.com

(b) Notice or other communication pursuant to Section 2.9(a) shall be deemed given or received (i) in the case of personal delivery or delivery by electronic mail, on the date of such delivery, (ii) in the case of dispatch by nationally recognized overnight courier, on the next Business Day following such dispatch and (iii) in the case of mailing, on the fifth Business Day after the posting thereof. Any Party may specify a different address, by written notice to the other Parties. The change of address shall be effective upon the other Parties’ receipt of the notice of the change of address.

SECTION 2.10 Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Preferred Majority Holder, the Member, the General Partner, Parent and the Company or, in the case of a waiver, by (i) the Preferred Majority Holder if for the benefit of the Member, the General Partner, Parent and/or the Company or (ii) the Member, the General Partner, Parent and the Company if for the benefit of the Preferred Majority Holder. No knowledge, investigation or inquiry, or failure or delay by the Member, the General Partner, Parent, the Company or any Holder in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No waiver of any right or remedy hereunder shall be deemed to be a continuing waiver in the future or a waiver of any rights or remedies arising thereafter.

SECTION 2.11 Counterparts. This Agreement may be executed (including by facsimile transmission, “.pdf,” or other electronic transmission) in two or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when two or more counterparts have been signed by each of the Parties and delivered (including by facsimile transmission, “.pdf” or other electronic transmission) to the other Parties.

SECTION 2.12 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective permitted assigns and successors. None of the rights, privileges or obligations set forth in, arising under or created by this Agreement may be assigned or transferred by the Member, the General Partner, Parent or the Company without the prior written consent of the Preferred Majority Holder. The Purchaser and the Holders may assign this Agreement and the rights, privileges and obligations hereunder to any of their Affiliates or otherwise in connection with a transfer of the Shares in accordance with Section 1.6. Parent may assign its payment obligations hereunder to one or more of its Affiliates without the prior written consent of the Preferred Majority Holder so long as Parent remains fully liable for all of its obligations hereunder. Any assignment or transfer in violation of this Section 2.12 shall be null and void.

SECTION 2.13 Severability. In the event that any provision of this Agreement, or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void, invalid or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such illegal, void, invalid or unenforceable provision of this Agreement with a legal, valid and enforceable provision that achieves, to the extent possible, the economic, business and other purposes of such illegal, void, invalid or unenforceable provision.

SECTION 2.14 Certain Acknowledgments. Each of the Member, the General Partner, Parent and the Company acknowledges on its behalf and on behalf of its Subsidiaries and its other Affiliates that:

(a) The Holders and their respective Affiliates are involved in a broad range of transactions and may have economic interests that conflict with those of each of the Member, the General Partner, Parent, the Company or any of its Subsidiaries or Affiliates. Each Holder is and shall act under this Agreement as an independent contractor. Nothing in this Agreement or otherwise shall be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty of the Holders to any of the Member, the General Partner, Parent, the Company or any of their respective Subsidiaries or Affiliates or equity holders thereof. The rights and obligations contemplated by this Agreement are the result of arm’s-length commercial negotiations between the Holders, on the one hand, and the Member, the General Partner, Parent and the Company, on the other hand. In connection with such rights and obligations, each of the Holders is acting solely as a principal and not as agent or fiduciary of any of the Member, the General Partner, Parent, the Company or any of their respective Subsidiaries, Affiliates, members of management, equity holders or creditors thereof or any other Person.

(b) None of the Holders or any of their respective Affiliates or Representatives shall have any obligation to use in connection with the transactions contemplated by this Agreement, or to furnish to the Member, the General Partner, Parent, the Company or any of their respective Subsidiaries or Affiliates or equity holders, confidential information obtained by them from other Persons.

SECTION 2.15 Termination. Subject to Section 2.1, this Agreement shall automatically terminate, and all parties hereto shall automatically be released from any obligations hereunder and under the Second Amended and Restated Series A Certificate of Designation and, if any, any obligations under the Amended and Restated Investors Rights Agreement, the Original Certificate of Designations and the Original Investors Rights Agreement, on the date none of the Shares issued on the Closing Date remain outstanding.

SECTION 2.16 LLC Agreement. The Parties agree that the rights set forth in Section 1.3 shall be given effect notwithstanding any provision to the contrary in the LLC Agreement. In the event of any conflict between any provision of this Agreement and any provision of the LLC Agreement as it relates to the Preferred Majority Holder’s rights and obligations under Section 1.3, then this Section 2.16 shall control. Without limitation of the foregoing, no actions taken, or failures to act, taken or omitted by any Manager or Observer pursuant to and in accordance with Section 1.3, including at the direction of the Preferred Majority Holder, shall constitute a breach of the LLC Agreement or of any duty owed by any such Manager or Observer to the General Partner, the Member or any other Person and no such

Manager or Observer shall have any liability to any such Person on account of any such action or omission. The Member agrees to use its reasonable best efforts to exercise its rights under the LLC Agreement as may be necessary to give effect to the provisions of Section 1.3; provided that the Member shall not be required to remove or otherwise cause the resignation of any Manager or Observer.

SECTION 2.17 Effect of Amendment and Restatement. As of the date hereof, this Agreement shall amend, and restate as amended, the Amended and Restated Investors Rights Agreement, but shall not constitute a novation thereof or in any way impair or otherwise affect the rights or obligations of the parties under the Amended and Restated Investors Rights Agreement except as such rights or obligations are amended and restated by this Second Amended and Restated Investors Rights Agreement. The Amended and Restated Investors Rights Agreement as amended and restated by this Second Amended and Restated Investors Rights Agreement shall be deemed to be a continuing agreement among the parties hereto and thereto, and all documents, instruments and agreements delivered pursuant to or in connection with the Amended and Restated Investors Rights Agreement not amended and restated in connection with the entry of the parties into this Agreement shall remain in full force and effect, each in accordance with its terms, as of the date of delivery or such other date as contemplated by such document, instrument or agreement to the same extent as if the modifications to the Amended and Restated Investors Rights Agreement contained herein were set forth in an amendment to Amended and Restated Investors Rights Agreement in a customary form, unless such document, instrument or agreement has otherwise been terminated or has expired in accordance with or pursuant to the terms of this Agreement, the Amended and Restated Investors Rights Agreement or such document, instrument or agreement or as otherwise agreed by the required parties hereto or thereto.

ARTICLE III

DEFINITIONS

SECTION 3.1 Defined Terms.

(a) Capitalized terms used but not otherwise defined herein have the meanings specified or incorporated by reference in the Second Amended and Restated Certificate of Designation of Series A Preferred Securities of the Company (the “Second Amended and Restated Series A Certificate of Designation”).

(b) The following words and phrases have the meanings specified in this Section 3.1(b):

“Agreement Date” shall mean [•], 2018.

“Apollo” shall mean, collectively, the investment funds managed, sponsored or advised by Apollo Management VIII, L.P. A reference to a “member of Apollo” is a reference to any such investment fund.

“AP VIII Entity” shall mean the Member and any Person organized or formed by any member of Apollo, the Member or one or more of their respective Affiliates for the purpose of holding Equity Interests or debt of Parent or any of its Subsidiaries.

“Closing Date” shall mean May 2, 2016.

“Confidential Information” shall mean any information, documents and materials relating to the activities of any Party, any of its Affiliates or any of their respective Representatives that any other Party, any of such other Party’s Affiliates or any of their respective Representatives may acquire, other than information that (a) was, is or becomes available to a Party or any of its Affiliates or any of their respective Representatives through publicly available sources of information (other than as a result of improper disclosure in breach or violation of this Agreement), (b) was, is or becomes available to a Party or any of its Affiliates or any of their respective Representatives on a non-confidential basis that is not, to such Party’s knowledge, subject to confidentiality obligations owing to any other Party or (c) was, is or becomes independently developed by a Party or any of its Affiliates or any of their respective Representatives without any use of Confidential Information and without any breach or violation of this Agreement. Confidential Information may include information that pertains or relates to (i) the business and affairs of any Party or any of its Affiliates, (ii) any direct or indirect investment in any Party or any of its Affiliates or any proposed direct or indirect investment in any Party or any of its Affiliates or (iii) any other matters with respect to any Party or any of its Affiliates.

“Disposition” shall mean, with respect to Shares in respect of which Distributions were made (or deemed made), (i) any redemption by the Company of such Shares or (ii) any taxable disposition (whether actual or deemed by the Code) of such Shares.

“Disqualified Person” shall mean any Person set forth on Exhibit B.

“DRD Holder” shall mean a Person taxed as a corporation for U.S. federal income tax purposes that holds Shares directly or indirectly through an entity that is transparent for U.S. federal income tax purposes.

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, binding agreements, decrees or judgments, promulgated or entered into by or with any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, the generation, use, transport, management, Release or threatened Release of, or exposure to, any Hazardous Material or to public or employee health and safety matters (to the extent relating to the Environment or Hazardous Materials).

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum by products or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas or pesticides, fungicides, fertilizers or other agricultural chemicals, of any nature subject to regulation or which can give rise to liability under any Environmental Law.

“Initial Public Offering” shall mean an underwritten initial public offering of Common Stock.

“Manager” shall have the meaning assigned to such term in the LLC Agreement.

“Minimum Hold Condition” shall mean that either (a) at least 25.0% of the Shares issued on the Closing Date remain outstanding or (b) less than 25.0% of the Shares issued on the Closing Date remain outstanding as a result of one or more redemptions pursuant to Section 6(a) of the Second Amended and Restated Series A Certificate of Designation.

“Minimum Segregated Account Amount” shall mean either (a) at any time following the consummation of an Initial Public Offering (but before the consummation of any subsequent public offering (a “Subsequent Offering”)), an amount in cash equal to at least $750,000,000, or (b) at any time following the consummation of a Subsequent Offering, an amount equal to at least the aggregate Redemption Price for all outstanding Series A Preferred Securities outstanding as of such time, provided, that for purposes of this clause (b), (i) in the event such Subsequent Offering occurs on or prior to June 30, 2018, the aggregate Redemption Price shall be initially calculated assuming the Redemption Date was July 1, 2018 and for each calendar quarter ending after June 30, 2018, the aggregate Redemption Price shall be calculated assuming the Redemption Date was the last date of such calendar quarter and (ii) in the event such Subsequent Offering occurs after June 30, 2018, the aggregate Redemption Price shall be initially calculated assuming the Redemption Date was the last date of the calendar quarter during which such Subsequent Offering was consummated and for each calendar quarter thereafter the aggregate Redemption Price shall be calculated assuming the Redemption Date was the last date of such calendar quarter.

“Other Taxes” shall mean any and all present or future stamp or documentary Taxes or any other excise, transfer, sales, property, intangible, mortgage recording or similar Taxes arising from any payment made hereunder or under any other Related Agreement or from the execution, registration, delivery or enforcement of, consummation or administration of, from the receipt or perfection of security interest under, or otherwise with respect to, the Related Agreements (but excluding, for the avoidance of doubt, any income, branch profits, franchise or similar taxes).

“Private Holder Information” shall mean, as determined by the Company in good faith, any information and documentation that is not Public Holder Information.

“Public Holder Information” shall mean, as determined by the Company in good faith, any information and documentation that is either exclusively (a) of a type that would reasonably be expected to be publicly available if Parent, the Company or any of its Subsidiaries were public reporting companies or (b) not material with respect to Parent, the Company or any of its Subsidiaries or any of their respective securities for purposes of foreign, United States federal and state securities laws.

“Public Side Holder” shall mean any Holder that does not wish to receive Private Holder Information and that has provided written notice to the Company that it has elected to receive only Public Holder Information; provided that any Holder that becomes a Public Side Holder shall cease to be a Public Side Holder if such Holder provides written notice to the Company that it wishes to receive Private Holder Information.

“Qualified Representative” shall mean an individual that (a) is a director, manager, officer or employee of the Preferred Majority Holder or of any Affiliate of the Preferred Majority Holder or (b) has been consented to in writing by the Member (or other applicable Person), such consent not to be unreasonably withheld, conditioned or delayed.

“Regulation S” shall mean Regulation S promulgated under the Securities Act.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the Environment.

“Relevant Time” shall mean, with respect to Shares on which any Distribution was made (or deemed made), the earliest of (a) the time at which a Disposition of such Shares occurs, (b) the time at which such Distribution is taxable, or (c) the time at which an adverse final determination is made with respect to the sufficiency of the Company’s earnings.

“Representatives” shall mean, with respect to any specified Person, such Person’s and such Person’s Affiliates’ respective directors, officers, partners, managers, employees, attorneys, accountants, trustees, consultants, agents, advisors and other representatives.

“Resale” shall mean any sale of all or any portion of Shares; provided that the Accumulated Stated Value of Shares proposed to be sold or sold in any such Resale shall equal at least $25,000,000 as of the time of such sale.

“Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement, or any other duly authorized employee or signatory of such Person.

“Rule 144” shall mean Rule 144 promulgated under the Securities Act.

“Rule 144A” shall mean Rule 144A promulgated under the Securities Act.

“Segregated Account” shall mean an account established by the Company solely for the purpose of holding the Minimum Segregated Account Amount, which Minimum Segregated Account Amount may only be used by the Company to redeem the Series A Preferred Securities in whole or in part from time to time.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

(c) The following words and phrases have the meanings specified in the sections indicated:

Term	Section
Agreement	Preamble
Budget	Section 1.2(vi)
Company	Preamble
Company Materials	Section 1.2(b)
Distributions	Section 1.1(a)
DRD Gross-Up Payment	Section 1.1(a)
DRD Gross-Up Payment Due Date	Section 1.1(b)
Extraordinary Dividend	Section 1.1(d)
General Partner	Preamble
Holder	Preamble
Hypothetical Tax Rate	Section 1.1(a)
Indemnitee	Section 1.8(b)
Joinder	Preamble
Member	Preamble
Non-DRD Amount	Section 1.1(a)
Parent	Preamble
Parties	Preamble
Related Parties	Section 2.4
Required Holders	Section 1.2(d)
Purchaser	Preamble
Resale	Section 1.6(e)
Subsequent Offering	Definition of Minimum Segregated Account
Second Amended and Restated Series A Certificate of Designation	Section 3.1(a)

SECTION 3.2 Construction. The Parties intend that each representation, warranty, covenant and agreement contained in this Agreement shall have independent significance. The headings are for convenience only and shall not be given effect in interpreting this Agreement. References to sections, articles, schedules or exhibits are to the sections, articles, schedules and exhibits contained in, referred to by or attached to this Agreement, unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “include,” “includes” and “including” in this Agreement mean “include/includes/including without limitation.” All references to “$”, currency, monetary values and dollars set forth herein shall mean U.S. dollars. The use of the masculine, feminine or neuter gender or the singular or plural form of words shall not limit any provisions of this Agreement. References to a Person also include its permitted assigns and successors. The word “will” shall be construed to have the same meaning as the word “shall”. The words “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. With respect to the determination of any period of time, “from” shall mean “from and including”. The word “or” shall not be exclusive. Any reference to a statute refers to the statute, any amendments or successor legislation and all rules and regulations promulgated under or implementing the statute, as in effect at the relevant time. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All references to the knowledge of the Member, the General Partner, Parent, the Company or any of their Affiliates or facts known by any such Person shall mean actual knowledge of any authorized officer of such Person. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. Any reference herein to any law, contract, agreement or other instrument, including the governing documents of any Person, shall be construed as referring to such law, contract, agreement or instrument as amended or modified or, in the case of a law, codified or reenacted, in each case, in whole or in part, and as in effect from time to time. The Parties acknowledge and agree that (a) each Party and its counsel has reviewed, or has had the opportunity to review, the terms and provisions of this Agreement, (b) any rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be used to interpret this Agreement and (c) the provisions of this Agreement shall be construed fairly as to all Parties and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of such previous drafts of this Agreement or any other Related Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any other Related Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.

COMPANY:

ADT INC.
By:	Name:
Title:
PARENT:
PRIME SECURITY SERVICES TOPCO PARENT, L.P. By: Prime Security Services TopCo Parent GP, LLC, its general partner
By:
Name:
Title:
GENERAL PARTNER:
PRIME SECURITY SERVICES TOPCO PARENT GP, LLC
By:
Name:
Title:

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED

SERIES A INVESTORS RIGHTS AGREEMENT]

MEMBER (SOLELY FOR PURPOSES OF SECTIONS 1.3, 1.7, 1.8 AND ARTICLES II AND III):
AP VIII PRIME SECURITY SERVICES HOLDINGS, L.P. By:Prime Security Services GP, LLC, its general partner
By:
Name:
Title:

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED

SERIES A INVESTORS RIGHTS AGREEMENT]

PURCHASER:
KOCH SV INVESTMENTS, LLC
By:
Name:
Title:

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED

SERIES A INVESTORS RIGHTS AGREEMENT]

EXHIBIT A

Joinder

(See attached.)

A-1

JOINDER TO

SECOND AMENDED AND RESTATED SERIES A INVESTORS RIGHTS AGREEMENT

This JOINDER (this “Joinder”) to the Second Amended And Restated Series A Investors Rights Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), dated as of [•], 2018, by and among Koch SV Investments, LLC, a Delaware limited liability company, each Holder, including any Person who becomes a party thereto by the execution of a joinder agreement substantially in the form of this Joinder, Prime Security Services TopCo Parent GP, LLC, a Delaware limited liability company (the “General Partner”), Prime Security Services TopCo Parent, L.P., a Delaware limited partnership (“Parent”), ADT Inc., a Delaware corporation (the “Company”), and, solely for purposes of Section 1.3, 1.7, 1.8 and Articles II and III (for purposes of the definitions used in the Sections of the Agreement to which the Member (as defined below) is a party) thereof, AP VIII Prime Security Services Holdings, L.P., a Delaware limited partnership (the “Member”), and each Affiliate of the Member, the General Partner, Parent or the Company who becomes a party thereto by the execution of a joinder substantially in the form attached to the Agreement as Exhibit D, is made as of [•] by [•], a [•] (the “Joining Investor”). Capitalized terms used herein but not otherwise defined have the meanings set forth in the Agreement.

Pursuant to Section 1.6(a) of the Agreement, the Shares are transferable to the Joining Investor if, and only if, the Joining Investor executes and delivers this Joinder in accordance with the terms of the Agreement.

The Joining Investor agrees as follows.

1. Upon execution of this Joinder, the Joining Investor will become a party to the Agreement and will be fully bound by, and subject to, all of the terms and conditions of the Agreement as if the undersigned were an original signatory to the Agreement as a Holder.

2. This Joinder shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

3. A signature delivered by facsimile or other electronic transmission (including e-mail) will be considered an original signature. Any Person may rely on a copy of this Joinder.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Joining Investor has caused this Joinder to be duly executed and delivered as of the date first written above.

[•]
By:
Name:
Title:

EXHIBIT B

Disqualified Persons

B-1

EXHIBIT C

Immaterial Subsidiaries

1.	Protection One Charitable Foundation

2.	Prime Security One MS, Inc.

C-1

EXHIBIT D

Affiliate Joinder

JOINDER TO

SECOND AMENDED AND RESTATED SERIES A INVESTORS RIGHTS AGREEMENT

This JOINDER (this “Joinder”) to the Second Amended and Restated Series A Investors Rights Agreement (the “Agreement”), dated as of [•], 2018, by and among Koch SV Investments, LLC, a Delaware limited liability company, each Holder, including any Person who become party thereto by the execution of a joinder agreement substantially in the form attached thereto as Exhibit A, ADT Inc., a Delaware corporation (the “Company”), Prime Security Services TopCo Parent, L.P., a Delaware limited partnership (“Parent”), Prime Security Services TopCo Parent GP, LLC, a Delaware limited liability company (the “General Partner”), and, solely for purposes of Sections 1.3, 1.7, 1.8 and Articles II and III (for purposes of the definitions used in the Sections of this Agreement to which the Member (as defined below) is a party) thereof, AP VIII Prime Security Services Holdings, L.P., a Delaware limited partnership (the “Member”), and each of the Member’s, the General Partner’s, Parent’s and the Company’s respective Affiliates who become party thereto by the execution of a joinder agreement substantially in the form of this Joinder, and is made as of [•], 20[•], by [•], a [•] (the “Joining Affiliate”). Capitalized terms used but not otherwise defined herein have the meanings specified or incorporated by reference in the Agreement.

The Joining Affiliate owns Common Stock of the Company and, pursuant to Section 1.4 of the Agreement, each of the Member, the General Partner, Parent and the Company is obligated to cause the Joining Affiliate to execute and deliver this Joinder.

The Joining Affiliate agrees as follows.

1. Upon execution of this Joinder, the Joining Affiliate shall become a Party to the Agreement and shall be fully bound by, and subject to, all of the terms and conditions thereof as if such Joining Affiliate were Parent.

2. This Joinder and all questions relating to the interpretation or enforcement of this Joinder shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

3. A signature delivered by facsimile or other electronic transmission (including e-mail) shall be considered an original signature. Any Person may rely on a copy of this Joinder.

[Remainder of page intentionally left blank]

F-1

IN WITNESS WHEREOF, the Joining Affiliate has caused this Joinder to be duly executed and delivered as of the date first written above.

[•]
By:
Name:
Title:

F-2

Annex I

Restrictive Legend to the Series A Preferred Securities Certificate

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RIGHTS, PREFERENCES, POWERS, AND THE QUALIFICATIONS, RESTRICTIONS AND LIMITATIONS, SET FORTH IN THE SECOND AMENDED AND RESTATED CERTIFICATE OF DESIGNATION FOR THE SERIES A PREFERRED SECURITIES FILED WITH THE SECRETARY OF STATE OF THE STATE OF DELAWARE PURSUANT TO SECTION 151 OF THE DELAWARE GENERAL CORPORATION LAW (THE “SECOND AMENDED AND RESTATED CERTIFICATE OF DESIGNATION”) AND THE RIGHTS, PREFERENCES, POWERS, AND THE QUALIFICATIONS, RESTRICTIONS AND LIMITATIONS, SET FORTH IN THE SECOND AMENDED AND RESTATED SERIES A INVESTORS RIGHTS AGREEMENT BY AND AMONG PRIME SECURITY SERVICES TOPCO PARENT GP, LLC, PRIME SECURITY SERVICES TOPCO PARENT, L.P., ADT INC. (THE “COMPANY”) AND CERTAIN HOLDERS OF THE COMPANY’S SECURITIES PARTY THERETO (THE “SECOND AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT”). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THE SECOND AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT. A COPY OF THE SECOND AMENDED AND RESTATED CERTIFICATE OF DESIGNATION AND THE SECOND AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT SHALL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO ANY HOLDER UPON REQUEST.

F-3